EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Ameris Bancorp

Moultrie, Georgia

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of Ameris Bancorp for the year ended December 31, 2010, and have issued our report thereon dated March 16, 2011. We have also audited the statement of assets acquired and liabilities assumed by Ameris Bank, a wholly-owned subsidiary of Ameris Bancorp (collectively, the “Company”), pursuant to the Purchase and Assumption Agreements dated as of July 15, 2011 (the “Agreements”). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of assets acquired and liabilities assumed by Ameris Bank based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed by Ameris Bank is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by Ameris Bank as of July 15, 2011 is fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

September 29, 2011

Statement of Assets Acquired and Liabilities Assumed

by Ameris Bank

(a wholly owned subsidiary of Ameris Bancorp)

(dollars in thousands)

	High Trust	One Georgia	Total
Assets acquired:
Cash and due from banks	$6,204	$7,243	$13,447
Federal funds sold	—	5,070	5,070
Securities available for sale	14,770	28,891	43,661
Loans	84,732	74,843	159,575
Other real estate owned	10,272	7,242	17,514
FDIC indemnification asset	49,485	45,488	94,973
Accrued interest receivable and other assets	1,772	2,933	4,705

Total assets acquired	167,235	171,710	338,945

Cash received (paid) to settle the acquisition	30,228	(5,658)	24,570

Total assets acquired net of cash settlement	197,463	166,052	363,515

Liabilities assumed:
Deposits	175,887	136,101	311,988
Other borrowings	-	21,107	21,107
Other liabilities	2,654	899	3,553

Total liabilities assumed	178,541	158,107	336,648

Net assets acquired	$18,922	$7,945	$26,867

The accompanying notes are an integral part of these financial statements

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

by AMERIS BANK

(a wholly-owned subsidiary of AMERIS BANCORP)

Note 1 — FDIC-Assisted Acquisitions of Certain Assets and Liabilities of High Trust Bank and One Georgia Bank

On July 15, 2011 (the “Closing Date”), Ameris Bank (the “Bank”), a wholly-owned subsidiary of Ameris Bancorp (the “Company”), entered into separate Purchase and Assumption Agreements (individually, the “High Trust Agreement” and the “One Georgia Agreement” and, collectively, the “Agreements”) by and among the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of High Trust Bank, Stockbridge, Georgia (“High Trust”) and One Georgia Bank, Atlanta, Georgia (“One Georgia”), the Bank and the FDIC acting in its corporate capacity, pursuant to which the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of High Trust and One Georgia, respectively (individually, the “High Trust Acquisition” and the “One Georgia Acquisition” and, collectively, the “Acquisitions”).

High Trust operated two branches, one located in a suburb of Atlanta, Georgia and the other in a small community in Southwest Georgia. The Bank assumed all of the deposits of High Trust, totaling $175.9 million at fair value. Additionally, the Bank acquired loans with an estimated fair value of $84.7 million and an unpaid principal balance of $133.5 million and other real estate owned (“OREO”) having a fair value of $10.3 million. Investment securities available for sale totaling $14.8 million at fair value were purchased. Substantially all of the acquired loans and all of the acquired OREO are covered by shared-loss agreements between the FDIC and the Bank.

One Georgia operated a single branch located in midtown Atlanta, Georgia. The Bank assumed all of the non-brokered deposits of One Georgia, totaling $136.1 million at fair value. Additionally, the Bank acquired loans with an estimated fair value of $74.8 million and an unpaid principal balance of $120.8 million and OREO having a fair value of $7.2 million. Investment securities available for sale totaling $28.9 million at fair value were purchased. Substantially all of the acquired loans and all of the acquired OREO are covered by shared-loss agreements between the FDIC and the Bank.

The assets acquired and liabilities assumed in the Acquisitions are presented at their estimated fair values as of the Closing Date. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 below. These fair value estimates are considered preliminary and are subject to change after the Closing Date as additional information relative to Closing Date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase prices. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the Closing Date.

Note 2 — Shared-Loss Agreement and FDIC Indemnification Asset

As part of the Agreements, the Bank and the FDIC entered into certain shared-loss agreements. Pursuant to the terms of these shared-loss agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to certain loans and OREO begins with the first dollar of loss incurred. Approximately $299.5 million in pre-Acquisition book value and commitments of assets, which include single-family residential mortgage assets, commercial real estate, commercial and industrial loans, consumer loans and other commercial assets, are covered under these agreements. The amounts covered by the shared-loss agreements are the pre-acquisition book values of the underlying assets, the contractual balance of unfunded commitments that were acquired and certain future net direct costs. The FDIC will reimburse the Bank for 80% of all losses with respect to covered assets of High Trust and One Georgia. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the shared-loss agreements. Certain other assets of High Trust and One Georgia were acquired by the Bank that are not covered by shared-loss agreements with the FDIC. These assets include investment securities purchased at fair market value and other tangible assets.

The shared-loss agreements applicable to single-family residential mortgage assets provide for FDIC loss sharing and Bank reimbursement to the FDIC, in each case as described above, for ten years. The shared-loss agreement applicable to commercial and other loans and other assets provide for FDIC loss sharing for five years and Bank reimbursement of recoveries to the FDIC for eight years, in each case as described above.

The following tables summarize the assets covered by the shared-loss agreements, the amount covered by the FDIC and the fair value (dollars in thousands):

			Loss Sharing Certificate
Assets subject to loss-sharing:	Amounts covered	Fair Value	SFR certificate (10 years for losses)	Commercial certificate (5 years for losses)
High Trust:
Loans	$133,083	$84,732	$8,679	$124,404
OREO	23,272	10,272	-	23,272

Total	$156,355	$95,004	$8,679	$147,676

			Loss Sharing Certificate
Assets subject to loss-sharing:	Amounts covered	Fair Value	SFR certificate (10 years for losses)	Commercial certificate (5 years for losses)
One Georgia:
Loans	$123,891	$74,843	$13,844	$110,047
OREO	19,242	7,242	-	19,242

Total	$143,133	$82,085	$13,844	$129,289

The shared-loss agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the shared-loss agreements were recorded as indemnification assets on the statement of assets acquired and liabilities assumed by the Bank at their estimated fair value of $95.0 million as of the Closing Date. The FDIC loss share indemnification assets reflect the present value of the expected net cash reimbursement related to the shared-loss agreements described above.

Note 3 — Basis of Presentation

The Bank has determined that the Acquisitions constitute a business acquisition as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their estimated fair values as required by that topic. Fair values were determined based on the requirements of ASC Topic 820, Fair Value Measurements. In many cases the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities and the fair value determination of each involves significant estimates and assumptions.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the audited statement of assets acquired and liabilities assumed by the Bank. The most significant assumptions related to this statement concern the estimates of fair value.

Cash, cash items, due from banks and federal funds sold, interest-bearing deposits in banks and the Federal Reserve account

The carrying amount of these assets is a reasonable estimate of fair value based on their short term nature. Cash items consist of items that are readily convertible into cash and have maturities less than three months.

Investment securities

Investment securities were acquired at their fair values at pricing supplied by an independent third party investment broker.

Loans

Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, accrual status, fixed or variable interest rate, term of loan, prepayments, whether or not the loan was amortizing and a discount rate reflecting the Bank’s assessment of risk inherent in the cash flow estimates. Loans were grouped together according to similar characteristics and were treated in the certain groups when applying various valuation techniques.

The Bank has used the provisions of ASC 310, Loans and Debt Securities Acquired with Deteriorated Credit Quality, which applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC 310 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans which fall under the scope of this standard. As of the Closing Date, the preliminary estimate of the contractually required payments receivable for all ASC 310 loans acquired in the Acquisitions were $241.8 million and the estimated fair value of the loans was $124.1 million, net of an accretable yield of $22.6 million, the difference between the value of the loans on our balance sheet and the cash flows they are expected to produce. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments. As of the Closing Date, a majority of these loans were valued based on the liquidation value of the underlying collateral because the future cash flows are primarily based on the liquidation of underlying collateral. There was no allowance for credit losses established related to these FASB ASC 310 loans as of the Closing Date, based on the provision of this standard.

Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (ASC Topic 310-20 approach) or an accounting policy based on expected cash flows (ASC Topic 310-30 approach). As such, the Bank believes analogizing to ASC Topic 310-30 is the more appropriate option to follow in accounting for the credit portion of the fair value discount. By doing so, the non-ASC Topic 310-30 loans are only being accreted up to the value that the acquirer expected to receive at acquisition of the loan.

Other Real Estate Owned (OREO)

High Trust has $10.3 million in fair value of OREO and foreclosed properties, which includes all real estate, other than bank premises used in bank operations, owned or controlled by High Trust, including real estate acquired in settlement of loans. One Georgia has $7.2 million in fair value of OREO and foreclosed properties, which includes all real estate, other than bank premises used in bank operations, owned or controlled by One Georgia, including real estate acquired in settlement of loans. Properties are recorded at their estimated fair values as of the Closing Date. Fair values of OREO are determined by sales agreement or appraisal, and costs to sell are based on estimation per the terms and conditions of the sales agreement or terms customary for real estate transactions.

FDIC indemnification asset

These shared-loss assets are measured separately from the related loans and OREO acquired as they are not contractually embedded in the assets and are not transferable with the assets should the Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the shared-loss agreements based on the expected reimbursements for losses and the applicable shared-loss percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures.

Other Assets, Accrued Expenses and Other Liabilities

All other assets, accrued expenses and other liabilities are recorded at High Trust’s and one Georgia’s book value which was determined to approximate fair value as of the Closing Date. Other assets include stock in the Federal Home Loan Bank (“FHLB”) purchased at its fair value totaling $1.9 million.

Deferred taxes

As a result of the $26.9 million bargain purchase gain on the Acquisitions, the Bank recorded a $9.4 million deferred tax liability, related to the difference between the financial statement and tax basis of the acquired loans and OREO and FDIC indemnification assets. Deferred taxes are reported based upon the principles in ASC Topic 740, Income Taxes, and are calculated based on the estimated federal and state income tax rates currently in effect for the Bank.

Deposits

The fair values used for the demand and savings deposits that comprise the accounts acquired in the Acquisitions equal, by definition, the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to the interest rates embedded on such time deposits.

Note 4 — Net Assets Acquired

Under the terms of the Agreements, the FDIC agreed to transfer to the Bank (i) certain assets subject to shared-loss agreements at book value, (ii) certain assets that are not subject to the shared-loss agreements at a contractually-specified purchase price, (iii) certain assets at fair value and (iv) certain liabilities at book value.

Details related to the transfers, as of the Closing Date, are as follows:

	High Trust	One Georgia	Total
	(dollars in thousands)
Net Assets assumed per purchase and assumption agreement	$2,734	$28,086	$30,820
Cash received (paid) to the FDIC to settle the transaction	30,228	(5,658)	24,570
Purchase accounting adjustments:
Securities	(71)	(202)	(273)
Loans	(48,742)	(45,937)	(94,679)
OREO	(13,000)	(12,000)	(25,000)
FDIC indemnification asset	49,485	45,488	94,973
Other assets	538	143	681
Other borrowings	-	(1,200)	(1,200)
Other liabilities	(2,250)	(775)	(3,025)

Net assets acquired	$18,922	$7,945	$26,867

Note 5 — Investment Securities

The tables below reflects the type of acquired investment securities and related fair value as of the Closing Date (dollars in thousands):

High Trust:	Fair Value	Average Yield	Average Maturity

FNMA Agency	$5,972	2.05%	4.30
FFCB Agency	3,466	2.67%	6.49
FHLB Agency	3,960	2.53%	6.02
FHLMC Agency	990	3.12%	1.17
Taxable SCM	382	4.08%	14.17

	$14,770	2.45%	5.32

One Georgia:	Fair Value	Average Yield	Average Maturity

FNMA Agency	$4,506	2.18%	1.87
FHLB Agency	1,062	1.05%	1.59
FHLMC Agency	3,505	2.42%	2.06
Fixed MBS	18,608	2.70%	3.79
Floating MBS	1,210	2.14%	10.52

	$28,891	2.50%	3.48

Note 6 — Loans

The following table presents information regarding the loan portfolios acquired as of the Closing Date at fair value (dollars in thousands):

High Trust:	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans, at fair value
Commercial, industrial, agricultural	$153	$242	$395
Real estate – residential	5,025	3,525	8,550
Real estate – commercial & farmland	62,472	5,898	68,370
Construction & development	6,508	53	6,561
Consumer	58	798	856

	$74,216	$10,516	$84,732

One Georgia:	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans, at fair value
Commercial, industrial, agricultural	$9,263	$1,471	$10,734
Real estate – residential	4,308	1,745	6,053
Real estate – commercial & farmland	31,313	17,971	49,284
Construction & development	4,783	3,346	8,129
Consumer	253	390	643

	$49,920	$24,923	$74,843

The acquired portfolios contained both fixed and variable rate loans. The following table provides information about the portfolios according to loan rate type and at fair value as of the Closing Date (dollars in thousands):

				Fair Value amounts with:
High Trust:	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Commercial, industrial, agricultural	$395	4.73%	2.49	$270	$125
Real estate – residential	8,550	5.75%	6.57	8,158	392
Real estate – commercial & farmland	68,370	5.12%	12.06	21,170	47,200
Construction & development	6,561	4.42%	0.43	425	6,136
Consumer	856	4.64%	1.59	851	5

	$84,732	5.13%	10.45	$30,874	$53,858

				Fair Value amounts with:
One Georgia:	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Commercial, industrial, agricultural	$10,734	6.02%	3.99	$4,702	$6,032
Real estate – residential	6,053	5.54%	4.95	2,037	4,016
Real estate – commercial & farmland	49,284	6.32%	7.99	35,909	13,375
Construction & development	8,129	5.38%	1.20	5,140	2,989
Consumer	643	6.09%	1.00	410	233

	$74,843	6.11%	6.37	$48,198	$26,645

A majority of the acquired portfolios show some deterioration of credit quality; therefore, it is likely that the loan portfolios actual maturity and yields will differ from the contractual amounts shown above.

There are no unused commitments for troubled debt restructurings as of the Closing Date.

Loans are placed on non-accrual status when it has been determined that the full collection of principal and interest is in doubt, typically when the loan becomes 90 days past due. Payments received on non-accrual loans are applied to principal until all past due principal payments have been recovered and then applied to interest. Non-accrual loans may be returned to accrual status once the borrower is current on all past due principal and interest payments and shows the ability to continue to pay under the terms of the borrowing agreement for the foreseeable future. Delinquency is determined based on the contractual terms of the loan agreements.

The following table presents purchased loans accounted for under ASC Topic 310-30 as of the Closing Date:

July 15, 2011

(dollars in thousands)

		High Trust		One Georgia		Total
Contractually-required principal and interest	$	136,928	$	104,858	$	241,786

Non-accretable (credit quality) difference		(49,447)		(45,629)		(95,076)

Cash flows expected to be collected		87,481		59,229		146,710

Accretable yield		(13,265)		(9,309)		(22,574)

Fair value of loans accounted for under ASC 310-30	$	74,216	$	49,920	$	124,136

Note 7 — Intangible Assets

In connection with the Acquisitions, the fair value of the assets acquired exceeded the consideration paid. Accordingly, no goodwill was recorded as a result of the Acquisitions and the Bank recorded a pre-tax bargain purchase gain of $26.9 million. There was not a core deposit intangible asset recorded in connection with the Acquisitions.

Note 8 — Deposits

Deposits assumed consist of the following as of the Closing Date:

High Trust:	July 15, 2011
	Fair Value	Weighted Average Contractual Yield	Weighted Average Effective Yield
	(dollars in thousands)
Non-interest bearing demand deposits	$3,843	0.00%	0.00%
Interest bearing demand deposits	13,053	0.72%	0.72%
Savings deposits	938	0.50%	0.50%
Time deposits	158,053	1.48%	0.50%

Total	$175,887	1.39%	0.51%

One Georgia:	July 15, 2011
	Fair Value	Weighted Average Contractual Yield	Weighted Average Effective Yield
	(dollars in thousands)
Non-interest bearing demand deposits	$7,730	0.00%	0.00%
Interest bearing demand deposits	25,695	0.94%	0.94%
Savings deposits	552	0.81%	0.81%
Time deposits	102,124	1.67%	0.59%

Total	$136,101	1.43%	0.62%

As of the Closing Date, the scheduled maturities of time deposits with balances of more than $100,000 were as follows:

		High Trust		One Georgia		Total
0 – 3 months	$	27,360	$	16,143	$	43,503
3 – 6 months		23,851		7,601		31,452
6 – 12 months		39,593		7,307		46,900
Over one year		25,583		13,051		38,634

Total	$	116,387	$	44,102	$	160,489

As of the Closing Date, a large portion of the acquired time deposits were concentrated in national or out-of-market deposit accounts that had no identifiable relationship with the Bank. In accordance with certain guidelines, the Company adjusted the contractual rates of the out-of-market time deposits to levels deemed to be market level rates. Customers whose rates were adjusted had the right to redeem their time deposits without a penalty for early withdrawal (dollars in thousands).

High Trust:
Contractual maturity	Balance	Contractual Yield	Adjusted Yield	Percentage deemed out-of-market
0-3 months	$34,641	1.55%	0.55%	69.7%
3-6 months	30,893	1.45%	0.41%	83.5%
6-12 months	58,069	1.33%	0.50%	74.6%
1-2 years	31,791	1.63%	0.49%	76.6%
over 2 years	2,659	2.55%	1.29%	32.2%

	$158,053	1.48%	0.50%	75.0%

One Georgia:
Contractual maturity	Balance	Contractual Yield	Adjusted Yield	Percentage deemed out-of-market
0-3 months	$32,293	1.14%	0.44%	78.5%
3-6 months	15,381	1.46%	0.71%	62.4%
6-12 months	24,080	1.55%	0.53%	76.1%
1-2 years	15,297	2.04%	0.59%	65.7%
over 2 years	15,073	2.83%	0.86%	42.2%

	$102,124	1.67%	0.59%	68.2%

Note 9 — Subsequent Events

The Bank has evaluated subsequent events through the time of filing this Current Report on Form 8-K/A. There were no reportable events.